Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of BioStem Technologies, Inc. on Form 10 of our report dated April 19, 2024 which includes an explanatory paragraph as to BioStem Technologies, Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of BioStem Technologies, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Fort Lauderdale, FL

September 26, 2024